Exhibit 99.(a)(1)(G)

March 10, 2010

Terra Industries Inc.
Terra Centre

600 Fourth Street

P.O. Box 6000
Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board
Michael L. Bennett, President and Chief Executive Officer

Re: Agreement and Plan of Merger

Dear Members of the Board:

Please find attached hereto (1) an Agreement and Plan of Merger (the “Merger Agreement”) setting forth the definitive terms of the proposed merger among Composite Merger Corporation (“Merger Sub”), an indirect wholly-owned subsidiary of CF Industries Holdings, Inc. (“CF”) and Terra Industries Inc. (the “Company”), executed on behalf of CF and Merger Sub and (2) the Commitment Letters (the “Commitment Letters”), providing for debt financing, executed on behalf of Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and CF.  The execution and delivery of the Merger Agreement by CF and Merger Sub hereby constitutes a binding irrevocable offer by CF and Merger Sub to enter into the transactions contemplated by the Merger Agreement on the terms specified therein.  CF shall not have the right to withdraw this offer; provided, however, that this offer shall automatically be withdrawn and revoked with no further action required by the Company, CF or Merger Sub if any of (i) the Company has not delivered a Notice of Superior Proposal (as defined in the Agreement and Plan of Merger, dated as of February 12, 2010, by and among the Company, Yara International ASA (“Yara”) and Yukon Merger Sub, Inc. (the “Yara Merger Agreement”)) to Yara with respect to CF’s offer and confirmed delivery of such notice in writing to CF prior to 11:59 p.m., New York City time, on March 10, 2010, (ii) the Company has not delivered a written notice (a “Termination Notice”) to Yara of the Company’s election to terminate the Yara Merger Agreement prior to 11:59 p.m., New York City time, on March 19, 2010 or (iii) the Company has not delivered to CF a signature page to the Merger Agreement executed by the Company concurrently with the Termination Notice.  The “Notice of Superior Proposal” required by Section 6.5(c) of the Yara Merger Agreement shall not constitute a Termination Notice.  Except as set forth in the preceding sentence, neither CF nor Merger Sub shall be entitled to withdraw, modify or amend in any manner the offer set forth herein, the Merger Agreement or the Commitment Letters.  The Company can accept CF’s offer at any time prior to the expiration of this letter pursuant to the foregoing and the Merger Agreement shall be dated as of the date that the Company delivers to CF a signature page to the Merger Agreement executed by the Company.

In order to induce the Company to deliver the Termination Notice to Yara and to execute the Merger Agreement, CF has agreed, pursuant to the terms of the Merger Agreement, to pay to Yara, on behalf of the Company, the sum of $123,000,000 in cash by wire transfer of immediately available funds concurrently with the termination by the Company of the Yara Merger Agreement in accordance with its terms.  CF will make such payment immediately upon receipt from the Company of each of (i) an executed copy of the Termination Notice accompanied by written confirmation from the Company that such Termination Notice has been delivered to Yara and, upon the payment by CF of the sum referred to in the immediately preceding sentence, the Yara Merger Agreement has been terminated in accordance with its terms and (ii) a signature page to the Merger Agreement executed by the Company.

The provisions of Article IX of the Merger Agreement are incorporated by reference herein mutatis mutandis and this offer and our other agreements set forth in this letter shall be governed by and construed in accordance with such provisions.

Very truly yours,

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Stephen R. Wilson
Name:	Stephen R. Wilson
Title:	Chairman, President and Chief
Executive Officer

COMPOSITE MERGER CORPORATION

By:	/s/ Stephen R. Wilson
Name:	Stephen R. Wilson
Title:	Chairman and President

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CF INDUSTRIES HOLDINGS, INC.,

COMPOSITE MERGER CORPORATION,

AND

TERRA INDUSTRIES INC.

DATED AS OF MARCH     , 2010

i

LIST OF ANNEXES

Annex	Title

I	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March     , 2010 (this “Agreement”), is made and entered into by and among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Parent”), COMPOSITE MERGER CORPORATION, a Maryland corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), and TERRA INDUSTRIES INC., a Maryland corporation (the “Company”).  Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby and determined that it is advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara International ASA, Yukon Merger Sub, Inc. and the Company (the “Yara Merger Agreement”) in accordance with its terms and Parent (on behalf of the Company) is paying in full the Termination Fee (as defined in the Yara Merger Agreement) of $123 million to Yara International ASA pursuant to Section 8.2(b)(i) of the Yara Merger Agreement (the “Yara Termination Fee”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1               Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Acceptance Time” has the meaning set forth in Section 2.1(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.8.

“Beneficial Owner” or “Beneficial Ownership” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.

“Board of Directors” means the board of directors of any specified Person.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“Cash Equivalent Amount” has the meaning set forth in Section 2.12.

“Certificate” has the meaning set forth in Section 2.11(b).

“Change in Company Recommendation” has the meaning set forth in Section 6.2(b).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.13.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, collective bargaining, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director or member of the Company or any Company Subsidiary, other than any plan, program, agreement or arrangement mandated by applicable Law.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Contracts” has the meaning set forth in Section 3.18(b).

“Company Directors” has the meaning set forth in Section 2.3(a).

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

“Company Fairness Opinion” has the meaning set forth in Section 3.22.

“Company Financial Advisor” has the meaning set forth in Section 3.22.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Intellectual Property” has the meaning set forth in Section 3.17(a).

“Company Leased Real Property” means each material leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or any Company Subsidiary.

“Company Leases” means all leases and agreements under which the Company or any Company Subsidiary holds any Company Leased Real Property.

“Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.

“Company Owned Real Property” means material real property held by the Company or any Company Subsidiary.

“Company Performance Share Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in shares of Company Common Stock pursuant to its terms.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Phantom Performance Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in cash pursuant to its terms.

“Company Phantom Unit” means a Company Stock-Based Award that is subject to time-based vesting and is settled in cash pursuant to its terms.

“Company Recommendation” has the meaning set forth in Section 2.2(a).

“Company Restricted Share” has the meaning set forth in Section 3.3(b).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Series A Preferred Stock” means the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, of the Company.

“Company Stock Plan” has the meaning set forth in Section 2.12.

“Company Stock-Based Award” has the meaning set forth in Section 2.12.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(c).

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).

“Company Subsidiary” has the meaning set forth in Section 3.2(a).

“Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.

“Continuation Period” has the meaning set forth in Section 6.6(a).

“Continuing Employee” has the meaning set forth in Section 6.6(a).

“Delaware Courts” has the meaning set forth in Section 9.10(a).

“Divestiture Action” has the meaning set forth in Section 6.4(c).

“D & O Insurance” has the meaning set forth in Section 6.8(b).

“Effective Time” has the meaning set forth in Section 2.8.

“Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Parent Stock-Based Awards and Company Stock-Based Awards, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.14(a).

“Exchange Fund” has the meaning set forth in Section 2.14(a).

“Final Full Quarterly Dividend” has the meaning set forth in Section 6.19.

“Financing” has the meaning set forth in Section 4.13.

“Financing Sources” means the entities that have committed to provide or have otherwise entered into agreements in connection with the Financing or other debt or equity financings in connection with the transactions contemplated hereby (including Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.), including pursuant to any joinder agreements, indentures, credit agreements, underwriting agreements or other definitive documents entered into pursuant thereto or relating thereto, in each case, in any capacity in which they may be acting in connection with the Financing and together with their respective Affiliates, officers, directors, employees and representatives involved with the Financing and their respective successors and assigns.

“Foreign Company Benefit Plan” has the meaning set forth in Section 3.15(e).

“Foreign Competition Laws” has the meaning set forth in Section 3.6(b).

“Form S-4” has the meaning set forth in Section 2.1(b).

“GAAP” has the meaning set forth in Section 3.7(b).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.

“GrowHow” means GrowHow UK Limited, a private company incorporated in England.

“HATLP” means Houston Ammonia Terminal, L.P., a Delaware limited partnership.

“Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.

“HSR Act” has the meaning set forth in Section 3.6(b).

“Incentive Plans” has the meaning set forth in Section 6.6(d).

“Indemnified Persons” has the meaning set forth in Section 6.8(a).

“Information” has the meaning set forth in Section 6.3(b).

“Intellectual Property” means (a) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; (b) patents and patent applications; (c) copyrights (including any registrations and applications for any of the foregoing); and (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code).

“IRS” means the U.S. Internal Revenue Service.

“known” or “knowledge” means, with respect to any Party, the actual knowledge of such Party’s executive officers.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any securities law.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Listing Condition” has the meaning set forth in Annex I to this Agreement.

“Material Adverse Effect” means, when used in connection with Parent or the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries (including, when used in connection with the Company, GrowHow, HATLP, OCOP and PLNL), taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which such Party and its Subsidiaries operate, (vi) the failure, in and of itself, of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of such Party’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse

Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by such Party or its Subsidiaries and (viii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such Party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such Party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such Party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

“Maximum Annual Premium” has the meaning set forth in Section 6.8(b).

“Merger” means the merger of Merger Sub with and into the Company, in accordance with the applicable provisions of the MGCL, following the consummation of the Offer.

“Merger Consideration” has the meaning set forth in Section 2.11(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.2(c).

“MGCL” means the Maryland General Corporation Law.

“Minimum Condition” has the meaning set forth in Section 2.1(a).

“Notice of Change in Company Recommendation” has the meaning set forth in Section 6.5(c).

“Notice of Superior Proposal” has the meaning set forth in Section 6.5(c).

“NYSE” means The New York Stock Exchange, Inc.

“OCOP” means Oklahoma CO2 Partnership, an Oklahoma partnership.

“Offer” means the Pending Offer as it may be amended and supplemented from time to time as permitted by this Agreement.

“Offer Documents” has the meaning set forth in Section 2.1(b).

“Offer Price” means (i) $37.15 in cash without interest, and (ii) 0.0953 duly authorized, fully paid and nonassessable shares of Parent Common Stock.

“Order” means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent (together with the rights distributed to the holders of Parent Common Stock pursuant to the rights agreement, dated as of July 21, 2005, as amended, between Parent and The Bank of New York, a New York banking corporation, as rights agent, attached thereto or associated therewith).

“Parent Common Stock Cash Value” has the meaning set forth in Section 2.1(d).

“Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Parent Financial Statements” means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of Parent, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent Permits” has the meaning set forth in Section 4.10(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Reimbursement Fee” has the meaning set forth in Section 8.2(b)(i).

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Stock-Based Award” means an Equity Right consisting of, based on or related to shares of Parent Common Stock.

“Parent Subsidiary” means each Subsidiary of Parent.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pending Offer” means the exchange offer to acquire shares of Company Common Stock at the Offer Price per share of Company Common Stock commenced by Merger Sub on March 5, 2010, as amended to date.

“Permitted Liens” means (i) any liens for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) any lien which does not materially interfere with the use of the property subject thereto and (v) any lien permitted under the Amended and Restated Credit Agreement dated as of December 21, 2004, as amended as of December 1, 2009, among Terra Capital, Inc. and Terra Mississippi Holdings Corp., as Borrowers, the Company and Terra Capital Holdings Inc., as Guarantors, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent, and the Credit Agreement dated as of December 21, 2004, as amended as of October 9, 2009, among Terra Nitrogen, Limited Partnership, as Borrower, TNCLP, as a Guarantor, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“PLNL” means Point Lisas Nitrogen Limited, a limited company incorporated in Trinidad and Tobago.

“Post-Effective Amendment” has the meaning set forth in Section 6.1(a).

“Preferred Stock Conversion” has the meaning set forth in Section 3.3(e).

“Preferred Stock Conversion Provisions” has the meaning set forth in Section 3.3(e).

“Preferred Stock Conversion Right” has the meaning set forth in Section 3.3(e).

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Condition” has the meaning set forth in Annex I to this Agreement.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.3(a).

“Required Information” has the meaning set forth in Section 6.18(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 8.1(d) Notice” has the meaning set forth in the paragraph immediately following Section 8.1(d)(i).

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; provided, that, when used with respect to Parent, Canadian Fertilizers Limited, a corporation governed by the Canada Business Corporations Act, shall be deemed to be a Subsidiary for purposes of this Agreement.  For the avoidance of doubt, “Subsidiary”, when used with respect to the Company, shall not, unless explicitly set forth otherwise in any Section of this Agreement, include GrowHow, HATLP, OCOP or PLNL.

“Superior Proposal” means any bona fide written Takeover Proposal regarding the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the voting power of the Company’s Securities or all or substantially all of the assets of the Company and its Subsidiaries, and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the Offer, the Merger and the other transactions contemplated hereby from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” has the meaning set forth in Section 2.6.

“Surviving Corporation Plans” has the meaning set forth in Section 6.6(a).

“Takeover Proposal” means any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of the Company’s Securities; provided, however, that the term “Takeover Proposal” shall not include the Offer, the Merger or the other transactions contemplated hereby.

“Tax” (and with the correlative meaning “Taxes”) means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Fee” means $123 million.

“TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.

“Top-Up Closing” has the meaning set forth in Section 2.4(c).

“Top-Up Option” has the meaning set forth in Section 2.4(a).

“Top-Up Shares” has the meaning set forth in Section 2.4(a).

“U.S.” means the United States of America.

“Walk-Away Date” has the meaning set forth in Section 8.1(b).

“Yara Merger Agreement” has the meaning set forth in the Recitals.

“Yara Termination Fee” has the meaning set forth in the Recitals.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1               The Offer.

(a)       Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in subparagraphs (a) through (c) of Annex I shall have occurred and be continuing and not have been waived by Parent or Merger Sub, as promptly as reasonably practicable and, in any event, within five (5) Business Days of the date of this Agreement, Parent and Merger Sub shall amend the Pending Offer to reflect the execution of this Agreement and the terms hereof.  The obligations of Merger Sub to accept for payment and to pay for (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for) any shares of Company Common Stock validly tendered on or prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Agreement) and not properly withdrawn shall be subject to (i) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred on or prior to such time) and not properly withdrawn prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Agreement) that number of shares of Company Common Stock which represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis, including after giving effect to the issuances of shares of Company Common Stock pursuant to Section 2.12 (the “Minimum Condition”), and (ii) the other events or conditions set forth in Annex I.  Subject to the terms and conditions of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to), in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all shares of Company Common Stock (the time of such first acceptance, the “Acceptance Time”) validly tendered and not properly withdrawn pursuant to the Offer promptly after expiration of the Offer, which shall initially be the later of April 2, 2010 or the date that is fifteen (15) Business Days after the date of this Agreement; provided, however, that (w) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement), any of the events or conditions to the Offer set forth on Annex I shall exist and, subject to the provisions of this Agreement, shall not have been waived by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to), from time to time, extend the Offer for consecutive periods of not more than five (5) Business Days each until the earlier of (A) the date on which all of the events or conditions set forth in Annex I cease to exist or, subject to the provisions of this Agreement, are waived by Merger Sub and (B) the date on which this Agreement is terminated in accordance with ARTICLE VIII; provided that Merger Sub shall have no obligation to (and Parent shall have no obligation to cause Merger Sub to) so extend the Offer if (1) the events or conditions set forth in subsections (ii), (iii) and (iv) of the first paragraph of Annex I and subparagraph (a) of Annex I shall have ceased to exist, or subject to the provisions of this Agreement, been waived by Merger Sub, for a period of not less than ten (10) Business Days prior to the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement) and, with respect to subsections (ii), (iii) and (iv) of the first paragraph of Annex I, such facts shall be reflected in an amendment to the Offer Documents prior to the start of such ten (10) Business Day period, (2) the events or conditions set forth in subparagraphs (b), (c) and (d) of Annex I shall have ceased to exist or, subject to the provisions of this Agreement, been waived by Merger Sub, as of such expiration date and (3) the Minimum Condition is not satisfied as of such expiration date, (x) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as it may be extended and re-extended in accordance with this Agreement), the Company shall have delivered to Parent a valid Section 8.1(d) Notice, Merger Sub shall (and Parent shall cause Merger Sub to), from time to time, extend the Offer for consecutive periods of not more than five (5) Business Days each until the earlier of (A) the date on which all of the events or conditions set forth in the paragraph immediately following Section 8.1(d)(i) cease to exist or are waived by the Company and (B) the date on which this Agreement is terminated in accordance with ARTICLE VIII, (y) Merger Sub may, in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (or the staff thereof) or the NYSE applicable to the Offer and (z) Merger Sub may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act; provided that, in the case of clauses (w), (x), (y) and (z), in no event shall the Offer extend beyond the Walk-Away Date.  Merger Sub expressly reserves the right from time to time to waive any of the conditions set forth in Annex I (other than the Minimum Condition, the Registration Condition, the Listing Condition and the condition set forth in subparagraph (e) of Annex I) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, change, modify or waive the Minimum Condition, impose additional conditions to the Offer or modify or change any condition to the Offer in a manner materially adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer, reduce the time period during which the Offer shall remain open or, except for any extension required or permitted hereunder, extend or otherwise change the expiration date of the Offer, or amend, modify or supplement any other term of the Offer in any manner adverse to the holders of shares of Company Common Stock or in a manner which would delay consummation of the Offer.

(b)       Subject to the first sentence of Section 2.1(a), as promptly as reasonably practicable and, in any event, within five (5) Business Days of the date of this Agreement, in order to reflect the execution of this Agreement and the terms hereof, Parent shall file or cause to be filed with the SEC (i) an amendment to Parent’s registration statement on Form S-4 (as it may be amended or supplemented, the “Form S-4”) and (ii) an amendment to Parent’s and Merger Sub’s tender offer statement on Schedule TO, as amended, each originally filed on March 5, 2010 with respect to the Pending Offer (such schedule together with the Form S-4, and the documents included therein pursuant to which the Offer is made, and any amendments and supplements thereto, the “Offer Documents”).  Each Party shall use its best efforts (i) to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and (ii) to have removed as promptly as reasonably practicable any stop order suspending its effectiveness.  Subject to the Company’s compliance with Section 2.2(c), Parent and Merger Sub shall cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by Law.  Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by applicable U.S. federal securities Laws.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 2.1(b).  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC.  In addition, Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Merger Sub’s, as the case may be, receipt of such comments, and (ii) a reasonable opportunity to participate in the response of Parent or Merger Sub to those comments and to provide comments on that response.

(c)       In the event this Agreement is terminated pursuant to Section 8.1 prior to the Acceptance Time, Parent and Merger Sub shall promptly terminate the Offer without accepting any shares of Company Common Stock previously tendered and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

(d)       No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Offer, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such fractional share interests, Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the average closing sales price, rounded to four decimal points, of shares of Parent Common Stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Acceptance Time (the “Parent Common Stock Cash Value”).

(e)       If any portion of the Offer Price is to be registered in the name of or paid to a Person other than the Person in whose name the tendered shares of Company Common Stock are registered, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other Person, or otherwise) payable on account of such issuance or transfer to such other Person shall be deducted from the Offer Price for the exchange of such shares of Company Common Stock in the Offer, unless evidence satisfactory to Merger Sub of the payment of such Taxes, or exemption therefrom, is submitted.

(f)        Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 2.2               Company Actions.

(a)       The Company hereby represents that its Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the MGCL (and such approval includes the approval of the Merger by the Board of Directors of the Company (or other required declaration or determination by the Board of Directors of the Company, as applicable) pursuant to both Section 3-105 of the MGCL and, if available, Section 3-106 of the MGCL), (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, approve the Merger (the “Company Recommendation”) and (iv) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions imposed by the MGCL, including Title 3, Subtitle 6 and Title 3, Subtitle 7 of the MGCL, or any other “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute, which exemption shall be irrevocable during the term of this Agreement.  The Company consents to the inclusion of the Company Recommendation in the Offer Documents.  [The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender such shares pursuant to the Offer.]

(b)       On the same date that the amendment to the Offer Documents contemplated by the first sentence of Section 2.1(b) is filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 or an amendment thereto (as originally filed, together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall contain the Company Fairness Opinion and, subject to Section 6.5(c), the Company

Recommendation; provided that the Company may file the Schedule 14D-9 (or an amendment thereto) at an earlier date if required by applicable Law.  The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws and to use its reasonable best efforts to cause the Schedule 14D-9 to be distributed to such holders concurrently with the Offer Documents, as amended pursuant to Section 2.1(b). The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by Law.  The Company agrees to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the shares of Company Common Stock as required by and in accordance with applicable U.S. federal securities Laws.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with the obligations relating to Schedule 14D-9 contained in this Section 2.2(b).  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.  In addition, the Company shall provide Parent, Merger Sub and their counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response.

(c)       In connection with the Offer, the Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case, true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its agents may reasonably request in connection with the Offer.

Section 2.3               Directors.

(a)       Upon the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, Parent shall be entitled to designate such number of new directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the new directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and any of their Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall promptly take all actions necessary to cause Parent’s designees to be so elected; provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have at least three members who were members of the Board of Directors of the Company as of immediately prior to the Acceptance Time and who are independent directors for purposes of the continued listing requirements of the NYSE (the “Company Directors”).  If prior to the Effective Time, (i) the number of directors who are

Company Directors is reduced to two (2), the remaining directors who were Company Directors shall be entitled to designate one (1) person to the Board of Directors of the Company who is not an officer, director, employee or designee of Parent, Merger Sub or any of their Affiliates and who is reasonably satisfactory to Parent, (ii) the number of directors who are Company Directors is reduced to one (1), the remaining director who was a Company Director shall be entitled to designate two (2) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent and (iii) there shall be no Company Directors for any reason, then the remaining individuals who constituted the Company’s Board of Directors immediately prior to the Acceptance Time shall be entitled to designate three (3) persons to the Board of Directors of the Company who are not officers, directors, employees or designees of Parent, Merger Sub or any of their Affiliates and who are reasonably satisfactory to Parent (and, in each case, the persons so designated shall be considered Company Directors for purposes of this Agreement).  Upon Parent’s request, at each such time Parent is entitled to designate directors on the Board of Directors of the Company, the Company will also cause (i) each committee of the Board of Directors of the Company, (ii) the Board of Directors of each of the Subsidiaries and (iii) each committee of such Board of Directors of each of the Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or Board of Directors as Parent’s designees constitute on the Board of Directors of the Company.  The Company’s obligations to cause the election or appointment of Parent’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3(a), so long as Parent shall have provided to the Company on a timely basis the information and consents with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  Parent will be solely responsible for any information with respect to itself and its nominees, officers and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(b)       Prior to the Acceptance Time, the Company shall obtain irrevocable resignations, conditioned upon the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, of a sufficient number of directors to implement the provisions of Section 2.3(a).  The Company shall deliver to Parent true and complete copies of such resignations prior to the Acceptance Time.

(c)       Notwithstanding anything in this Agreement to the contrary but subject to Section 9.8, following the time directors designated by Parent are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the affirmative vote of a majority of the Company Directors then in office shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies hereunder, (iii) agree to extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors of the Company adversely affecting the rights of the Company’s stockholders (other than Parent or Merger Sub).

Section 2.4               Top-Up Option.

(a)       The Company hereby grants to Parent and/or Merger Sub an irrevocable option (the “Top-Up Option”), subject to the terms and conditions hereof, to purchase that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock entitled to vote on the Merger after the issuance of the Top-Up Shares, calculated on a fully-diluted basis, or, at Parent’s election, on a primary basis, at an exercise price per Top-Up Share equal to the Offer Price (with, for this purpose only, the value of the fraction of the share of Parent Common Stock included in the Offer Price fixed at $10.25); provided, however, that the Top-Up Option may be exercised only if (i) the issuance of the Top-Up Shares shall not require approval of the Company’s stockholders under applicable Law (including the rules of the NYSE), (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order and (iii) the Top-Up Option is exercisable for not more than the number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized but unissued (and not reserved for issuance) at the time of exercise of the Top-Up Option.

(b)       The Top-Up Option shall only be exercisable once in whole and not in part at any time within ten (10) Business Days following the payment by Merger Sub for shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition, or if any subsequent offering period is provided, during the ten (10) Business Day period following the expiration date of the subsequent offering period; provided, however, that the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement in accordance with the terms hereof and (ii) the Effective Time.

(c)       In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing at least three (3) Business Days in advance of such exercise and shall set forth in such notice (i) whether Parent is electing to have the number of Top-Up Shares determined on a fully-diluted or primary basis, (ii) the number of shares of Company Common Stock owned by Merger Sub immediately preceding the purchase of the Top-Up Shares and (iii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and, based on the information specified in the notice of Parent or Merger Sub, the number of Top-Up Shares.  At the Top-Up Closing, (i) Parent or Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Shares, at the election of Parent and Merger Sub, in cash or by delivery of a promissory note which shall have the following terms: it shall be due on the first anniversary of the Top-Up Closing; it shall bear simple interest of five percent (5%) per annum; it shall have full recourse to Parent; and it shall have no other material terms and (ii) the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares.

(d)       Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Shares, an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act.  Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2.5                Short Form Merger.  Notwithstanding anything to the contrary in this Agreement, if, after the consummation of the Offer and any exercise of the Top-Up Option, the shares of Company Common Stock beneficially owned by Merger Sub represent at least ninety percent (90%) of the then-outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall, execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request, in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 3-106 of the MGCL, and otherwise as provided in this ARTICLE II.  Parent shall cause notice of the Merger required by Section 3-106(d)(1) of the MGCL to be disseminated with the Offer Documents to holders of shares of Company Common Stock.

Section 2.6                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease.  The Company shall continue as the surviving corporation and shall continue to be governed by the Laws of the State of Maryland (as such, the “Surviving Corporation”).  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, in accordance with Section 3-114 of the MGCL, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts and obligations of Merger Sub shall become the debts and obligations of the Surviving Corporation.

Section 2.7                Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Chicago time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).  The date the Closing occurs shall be referred to as the “Closing Date” and shall be subject to change upon the mutual agreement of the Parties.

Section 2.8                Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall file articles of merger (“Articles of Merger”)

with the State Department of Assessments and Taxation of Maryland, in such form as required by, and executed in accordance with, the MGCL.  Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger.  As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 2.9                Surviving Corporation Constituent Documents.

(a)       The charter of the Company, as in effect immediately prior to the Effective Time, shall continue as the charter of the Surviving Corporation at the Effective Time until amended as provided therein or by applicable Law.

(b)       The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.

Section 2.10              Surviving Corporation Directors and Officers.  The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the sole initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.

Section 2.11              Effect on Capital Stock.

(a)       At the Effective Time, subject to the provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub, the Company, or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the Offer Price (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.14(g), the “Merger Consideration”).

(b)       From and after the Effective Time, none of the shares of Company Common Stock converted into the Merger Consideration pursuant to this ARTICLE II shall remain outstanding and such shares of Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such Securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.11, (ii) any dividends and other distributions pursuant to Section 2.14(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock pursuant to Section 2.14(g).

(c)       At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(d)       At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.12              Treatment of Company Equity-Based Awards. The Board of Directors of the Company (or the relevant committee thereof responsible for administration of the Company Stock Plans) has adopted or shall adopt prior to the Acceptance Time resolutions, and the Company has taken or shall take prior to the Acceptance Time all actions (including obtaining consent from any applicable holder), necessary to ensure that, as of the Acceptance Time, each Equity Right consisting of, based on or relating to shares of Company Common Stock granted under any equity or equity-based compensation plan or arrangement of the Company (each, a “Company Stock Plan”) (each, a “Company Stock-Based Award”) which is outstanding immediately prior to the Acceptance Time shall be treated as set forth below:

(a)       each Company Restricted Share shall become fully vested immediately prior to the Acceptance Time pursuant to its terms and without any action on the part of any holder thereof;

(b)       each Company Phantom Unit shall be fully vested at the Acceptance Time and the holder thereof shall be entitled to receive, in consideration therefor, a cash payment from the Company equal to the product of (A) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Acceptance Time and (B) the Cash Equivalent Amount, which cash payment shall be delivered by the Company to such holder as promptly as practicable following the Acceptance Time (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations); and

(c)       each Company Performance Share Award and each Company Phantom Performance Award shall be canceled at the Acceptance Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, the product of (A) the greater of (1) the number of shares of Company Common Stock subject to such Company Performance Share Award or Company Phantom Performance Award based on the Company’s actual performance calculated using actual quarters completed through the Acceptance Time and (2) the target number of shares of Company Common Stock subject to such Company Performance Share Award or Company Phantom Performance Award and (B) the Cash Equivalent Amount, which cash payment shall be delivered by the Company to such holder as promptly as practicable following the Acceptance Time (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations).

For purposes of this Section 2.12, the term “Cash Equivalent Amount” shall mean an amount equal to the sum of (A) the cash portion of the Offer Price and (B) the product of (1) the Parent Common Stock Cash Value and (2) the portion of the Offer Price paid in shares of Parent Common Stock.

Section 2.13              Appraisal or Dissenters’ Rights.  No appraisal or dissenters’ rights shall be available to holders of shares of Company Common Stock with respect to the Merger or the other transactions contemplated hereby, provided that, if the Merger is not effected under Section 3-106 of the MGCL, the Company Common Stock is listed on the NYSE on the record date for determining the stockholders entitled to vote on the Merger.

Section 2.14              Exchange of Shares.

(a)       Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock as of the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.11, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration.  Immediately after the Effective Time, Parent shall cause to be deposited with the Exchange Agent (i) the number of duly authorized, fully paid and nonassessable shares of Parent Common Stock (which shall be in non-certificated book-entry form) payable as Merger Consideration upon due surrender of the Certificates pursuant to the provisions of this ARTICLE II and (ii) cash in U.S. dollars sufficient to pay the aggregate cash portion of the Merger Consideration payable upon due surrender of the Certificates pursuant to the provisions of this ARTICLE II,  in each case in trust for each holder of shares of Company Common Stock.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.14(f).  All cash and book-entry shares representing Parent Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued and paid pursuant to Section 2.11 and Section 2.14(g) out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(b)       Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more duly authorized, fully paid and nonassessable shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive, (ii) a check drawn by the Exchange Agent or a bank cashier’s check in the amount that such holder has the right to receive pursuant to the provisions of this ARTICLE II, including the cash portion of the Merger Consideration and dividends and other distributions payable pursuant to Section 2.14(f).  The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)       If any portion of the Merger Consideration is to be registered in the name of or paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(e)       Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.14 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock.  Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)        No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.14.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent

Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately-preceding sentence as if issued and outstanding as of the Effective Time.

(g)       No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates to the Exchange Agent for the Merger Consideration, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (ii) the Parent Common Stock Cash Value.

(h)       If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE II.

Section 2.15              Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement (including pursuant to Section 2.12) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or any Company Stock-Based Award in respect of which such deduction and withholding was made.

Section 2.16              Certain Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.  Nothing in this Section 2.16 shall be construed to require or permit the Company or Parent to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.17              Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to March 10, 2010 (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) (other than with respect to Section 3.3(c)) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Letter relates; provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                Organization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 3.2                Subsidiaries.

(a)       Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each such Company Subsidiary’s jurisdiction of incorporation or organization.  Each Company Subsidiary and each of HATLP, OCOP and PLNL is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.  The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.

(b)       The Company is, directly or indirectly, the record and Beneficial Owner of (i) all of the outstanding Securities of each Company Subsidiary (other than TNCLP), (ii) 75.321% of the outstanding Securities of TNCLP, (iii) 50% of the outstanding Securities of GrowHow, (iv) 50% of the outstanding Securities of HATLP, (v) 50% of the outstanding Securities of OCOP and (vi) 50% of the outstanding Securities of PLNL, in each case free and clear of any Liens and, except with respect to the Securities of GrowHow, HATLP, OCOP and PLNL, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, GrowHow, HATLP, OCOP and PLNL, the Company does not own, directly or indirectly, any Securities in any Person.

Section 3.3                Capitalization.

(a)       The authorized stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as shares of Company Common Stock and (ii) 120,000 shares have been classified as Company Series A Preferred Stock.

(b)       At the close of business on February 22, 2010: (i) 100,105,516 shares of Company Common Stock were issued and outstanding, of which 202,200 were subject to vesting and other forfeiture restrictions or repurchase conditions (each, a “Company Restricted Share”), (ii) 500 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,053,961 (as of the close of business on February 10, 2010) shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 50,200 shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock. Except as set forth above, as of March     , 2010, no Securities of the Company were issued, reserved for issuance or outstanding. Except for the Company Restricted Shares, all issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the vesting of Company Stock-Based Awards or upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c)       Section 3.3(c) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of March     , 2010, the aggregate number of shares of Company Common Stock relating to outstanding awards under each Company Stock Plan, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Share Award and Company Phantom Performance Award. The Company has made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The Company has made available to Parent

a list that is current, accurate and complete in all material respects, as of March     , 2010, of each Company Stock-Based Award, including the name of the holder thereof, the name of the Company Stock Plan under which such award was granted and the number of shares of Company Common Stock subject thereto, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Share Award and Company Phantom Performance Award.

(d)       There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities.  There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards.  There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company.  Solely for purposes of this Section 3.3(d), HATLP, OCOP and PLNL shall each be deemed to be a Company Subsidiary.

(e)       The Company has exercised its right (the “Preferred Stock Conversion Right”) pursuant to Section 8 of the provisions of the charter of the Company establishing the terms of the Company Series A Preferred Stock (the “Preferred Stock Conversion Provisions”) to require all holders of Company Series A Preferred Stock to convert such shares of Company Series A Preferred Stock into shares of Company Common Stock on the terms and subject to the conditions set forth in the Preferred Stock Conversion Provisions (the “Preferred Stock Conversion”).  The Company’s exercise of its Preferred Stock Conversion Right was conducted in accordance with the terms of the Preferred Stock Conversion Provisions.  The Company has taken all action necessary to consummate the Preferred Stock Conversion and has complied in all material respects with all Laws applicable thereto.

Section 3.4                Authorization; Board Approval; Voting Requirements.

(a)       The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the

Merger and the other transactions contemplated hereby, subject to the Company Stockholder Approval (to the extent required by applicable Law) with respect to the Merger.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Merger by the Company Stockholder Approval, to the extent required by applicable Law.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)       The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and (iii) making the Company Recommendation.

(c)       To the extent required by applicable Law, the affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

(d)       Concurrently with the execution of this Agreement and assuming Parent has complied with Section 6.22, the Company is terminating the Yara Merger Agreement in accordance with its terms.  From March 10, 2010 through the date of this Agreement, the Company has complied with Sections 5.1(a)-(o) of the Yara Merger Agreement without giving effect to any consent or waiver thereunder.

Section 3.5                Takeover Statute; No Restrictions on the Merger.

The Board of Directors of the Company has adopted a resolution to exempt the Offer, the Merger and the other transactions contemplated hereby from Title 3, Subtitle 6 and Title 3, Subtitle 7 of the MGCL, which resolution shall be irrevocable during the term of this Agreement.  Assuming the accuracy of the representation of Parent and Merger Sub in Section 4.14, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute (including Title 3, Subtitle 7 of the MGCL) is applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

Section 3.6                Consents and Approvals; No Violations.

(a)       The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i)

conflict with any provisions of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL; (ii) violate in any material respect any Law binding upon or otherwise applicable to the Company, any Company Subsidiary, HATLP, OCOP or PLNL or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Company Contract or any agreement relating to the Company Leased Real Property; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company, any Company Subsidiary, HATLP, OCOP or PLNL; or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)       No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company, any Company Subsidiary, HATLP, OCOP or PLNL in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such consents, registrations, declarations, notices or filings as are required to be made or obtained under any antitrust, competition, trade regulation, foreign investment review or similar Law of any jurisdiction outside of the U.S. (collectively, the “Foreign Competition Laws”); (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement and the Post-Effective Amendment, (B) the Offer Documents, (C) the Schedule 14D-9 and (D) such reports and other filings under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby;  (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Offer and the Merger to be listed on the NYSE; and (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of the Company and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.7                SEC Reports; Company Financial Statements.

(a)       Each of the Company and TNCLP has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Other than TNCLP, none of the Company Subsidiaries is required to make any filings with the SEC.

(b)       The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The consolidated balance sheets (including the related notes) included in the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).

Section 3.8                Absence of Undisclosed Liabilities.  The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Company SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.9                Offer Documents; Schedule 14D-9; Proxy Statement; Post-Effective Amendment.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or the Post-Effective Amendment will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Exchange Act, except that, in each case, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 3.10              Absence of Certain Changes.

(a)       From January 1, 2010 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e)(ii), Section 5.1(k) or Section 5.1(l).

(b)       From January 1, 2010 to the date of this Agreement, and disregarding any action specifically contemplated or required by this Agreement, there has not been (i) any action taken by the Company or any Company Subsidiary with respect to any participant in the 2009 Officers and Key Employees Annual Incentive Plan or the 2010 Officers and Key Employees Annual Incentive Plan that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(g) or (ii) any other establishment or entry into any Company Benefit Plan under which the negotiation or execution of this Agreement, the making or consummation of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Acceptance Time or Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate such Company Benefit Plan.

(c)       Since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.11              Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.12              Compliance with Laws.

(a)       Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, hold all permits, licenses, variances,

exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries. Each of the Company, the Company Subsidiaries, and, to the knowledge of the Company, HATLP, OCOP and PLNL, is in compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries.

(b)       The businesses of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, are conducted in material compliance with all Laws and Orders. Each of the Company, the Company Subsidiaries, HATLP, OCOP and PLNL is in compliance in all material respects with its Constituent Documents. Since January 1, 2009, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, HATLP, OCOP or PLNL, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of the Company and its Subsidiaries. This section does not relate to Tax matters, employee benefits matters, labor matters, Intellectual Property matters or environmental matters, which are separately addressed in Section 3.13, Section 3.15, Section 3.16, Section 3.17 and Section 3.19, respectively.

(c)       Each of the principal executive officer and the principal financial officer of the Company or TNCLP, as applicable (or each former principal executive officer and each former principal financial officer of the Company or TNCLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2009, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d)       The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.

(e)       Since January 1, 2009, neither the Company’s outside auditors nor the audit committee of the Board of Directors of the Company has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date hereof.

Section 3.13              Taxes.

(a)       (i) The Company and each Company Subsidiary has (x) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by them in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and (y) duly and timely paid in full or withheld (or the Company has paid or withheld on the Company Subsidiaries’ behalf) all material Taxes that are due and payable by them, other than Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (ii) none of the Company or any Company Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of material Taxes currently in effect; (iii) there are no Liens for material Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens; (iv) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns; (v) no deficiency for any material Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (vi) neither the Company nor any Company Subsidiary is party to any material tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); (vii) none of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the material Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (viii) none of the Company or any Company Subsidiary will be required to include in income after the Closing any material adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to Closing; and (ix) (w) TNCLP is a publicly traded partnership, the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof), (x) TNCLP is treated as a partnership for U.S. federal income tax purposes, (y) TNCLP has satisfied the passive income test of Section 7704(c) of the Code for each taxable year after 1987 in which it was a publicly traded partnership and (z) TNCLP has not registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended.

(b)       Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c)       Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.

(d)       The representations and warranties in this Section 3.13 and Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Tax matters.

Section 3.14              Real Property.

(a)       Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair and (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.

(b)       Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof, (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary, (iv) there are no leases, subleases, licenses, concessions or other agreements pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease, (v) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.

Section 3.15              Employee Benefit Plans and Related Matters; ERISA.

(a)       Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan.  With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; and (iv) the most recent year’s Form 5500 and attached schedules, actuarial valuation reports and audited financial statements.

(b)       Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan.  Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the terms of any applicable collectively bargained agreements.  There are no pending or, to the knowledge of the Company, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any Company Subsidiary.  No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  With respect to each of the Company Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit Plan calculated using the actuarial methods and assumptions used for funding such plan did not, as of its latest actuarial valuation prior to the date of this Agreement, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations.  No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law.  Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.

(c)       No Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person or (iii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder.

(d)       None of the negotiation or the execution of this Agreement, the making or consummation of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Acceptance Time or Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(e)       With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any Company Subsidiary residing outside of the U.S. (a “Foreign Company Benefit Plan”), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary: (i) all employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(f)        The representations and warranties in this Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to employee benefit matters.

Section 3.16              Employees; Labor Matters.

(a)       Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.

(b)       As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, none of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no written demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative in the past three (3) years.

(c)       As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past three (3) years.

(d)       Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e)       The representations and warranties in this Section 3.16 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to labor matters.

Section 3.17              Intellectual Property.

(a)       The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries (“Company Intellectual Property”), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(b)       There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.

(c)       To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

(d)       To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

(e)       The representations and warranties in this Section 3.17 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Intellectual Property matters.

Section 3.18              Contracts.

(a)       Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements are set forth in Section 3.18(a) of the Company Disclosure Letter:

(i)    any agreement relating to indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10 million;

(ii)   any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iii)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise) exceeding $15 million individually or $30 million in the aggregate for a series of related agreements;

(iv)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company is currently engaged including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(v)   any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;

(vi)  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(vii) any agreement that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $10 million per year not entered into in the ordinary course of business consistent with past practice;

(viii)     any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property; or

(ix)       any agreement the termination or breach of which would reasonably be expected to result in a Material Adverse Effect on the Company.

(b)       The agreements, arrangements and plans that are required to be set forth in Section 3.18(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing thereof as exhibits to the Company SEC Documents, are referred to herein as the “Company Contracts.” Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a material adverse effect on the business or operations of the Company and its Subsidiaries, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and since January 1, 2009, neither the Company nor any Company Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.19              Environmental Laws and Regulations.

(a)       (i) The Company and each Company Subsidiary has been, for the past three (3) years, and is, in material compliance with all applicable Environmental Laws and (ii) the Company and each Company Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

(b)       Except for matters that have been fully resolved with no further liability or obligation to the Company or any Company Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary.

(c)       No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

(d)       During the past three (3) years, the Company and the Company Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

(e)       There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any employees of the Company or any Company Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with the Company or any Company Subsidiary.

(f)        The Company and the Company Subsidiaries are not subject to any Orders imposing any material obligations or liabilities on the Company or any Company Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(g)       There are no former operations of the Company or any Company Subsidiary, or any former Company Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to the Company’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.

(h)       The representations and warranties in this Section 3.19 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to environmental matters.

Section 3.20              Insurance.  The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

Section 3.21              Improper Payments.

Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents or Persons acting on their behalf has, in connection with the operation of their respective Company businesses, used any corporate or other funds for bribes, kickbacks or unlawful contributions or payments.

Section 3.22              Opinion of Financial Advisor.  The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated as of March     , 2010 (the “Company Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock.  The Company has made available to Parent a true, correct and complete copy of the Company Fairness Opinion.

Section 3.23              Brokers.  No Person other than the Company Financial Advisor and William Loomis is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has made available to Parent a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.

Section 3.24              No Other Representations and Warranties.  Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in the Parent SEC Documents filed or furnished prior to March 10, 2010 (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Parent Disclosure Letter relates; provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1                Organization.

(a)       Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.  Parent has made available to the Company true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

(b)       Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

Section 4.2                Capitalization.

(a)       The authorized stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock.

(b)       At the close of business on March 5, 2010: (i) 48,581,334 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 3,710,121 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s equity or equity-based compensation plans or arrangements and (iv) no shares of Parent Common Stock were held by Parent in its treasury.  Except as set forth above, as of March 5, 2010, no Securities of Parent were issued, reserved for issuance or outstanding.  All issued and outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c)       As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), and 100 shares of Merger Sub Common Stock are issued and outstanding.  Except as set forth above, as of the date of this Agreement, no Securities of Merger Sub were issued, reserved for issuance or outstanding.  All issued and outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights and are indirectly owned by Parent free and clear of any Lien (other than Liens under the Credit Agreement, dated as of August 16, 2005, as amended, by and among Parent, CF Industries, Inc., the Parent Subsidiary guarantors party thereto, and the lenders party thereto).

(d)       There are no preemptive or similar rights on the part of any holder of any class of Securities of Parent or any Parent Subsidiary.  Neither Parent nor any Parent

Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of Parent or any Parent Subsidiary on any matter submitted to such holders of Securities. Except as contemplated by this Agreement, there are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of Parent or any Parent Subsidiary, or any Equity Rights of Parent or any Parent Subsidiary, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of Parent or any Parent Subsidiary, except as set forth in the terms of the Parent Stock-Based Awards.  There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of Parent or any Parent Subsidiary, except as set forth in the terms of the Parent Stock-Based Awards.  There are no proxies, voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party or is bound with respect to the voting of the Securities of Parent.

(e)       All shares of Parent Common Stock to be issued in connection with the Offer and the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

Section 4.3                Authorization; Board Approval; Voting Requirements.

(a)       Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)       The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, Parent and its stockholders and (ii) approving this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(c)       Merger Sub has taken all necessary corporate action to approve this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(d)       No vote of the holders of any class or series of Securities of Parent is necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 4.4                Consents and Approvals; No Violations.

(a)       The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Parent or Merger Sub Constituent Documents; (ii) violate in any material respect any Law binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)       No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) compliance with the HSR Act (clearance under which has already been obtained and will not expire prior to August 5, 2010) and such consents, registrations, declarations, notices or filings as are required to be made or obtained under any Foreign Competition Law; (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” Laws; (iii) the filings with the SEC of (A) if the Company Stockholder Approval is required by applicable Law, the Proxy Statement and the Post-Effective Amendment, (B) the Offer Documents, (C) the Schedule 14D-9 and (D) such reports and other filings under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Offer and the Merger to be listed on the NYSE; and (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of Parent and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5                SEC Reports; Parent Financial Statements.

(a)       Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  As of its respective date, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The consolidated balance sheets (including the related notes) included in the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).

Section 4.6                Absence of Undisclosed Liabilities.  Parent and the Parent Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and the Parent Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Parent SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.

Section 4.7                Offer Documents; Proxy Statement and Schedule 14D-9.  None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference the Schedule 14D-9, the Proxy Statement or the Post-Effective Amendment will, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents (i) will not, as of the relevant times under applicable U.S. federal securities Laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.8                Absence of Certain Changes.

(a)       From January 1, 2010 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by Parent that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2(b), Section 5.2(c), Section 5.2(d) or Section 5.2(e).

(b)       Since January 1, 2010, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent.

Section 4.9                Litigation.  There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent, nor, as of March 9, 2010, is there any such suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated hereby.  There is no Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent, nor, as of March 9, 2010, is there any Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.10              Compliance with Laws.

(a)       Each of Parent and the Parent Subsidiaries hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Parent Permits”), except where the failure to hold such Parent Permits, individually or in the aggregate, would not materially adversely affect the business or operations of Parent and the Parent

Subsidiaries.  Each of Parent and the Parent Subsidiaries is in compliance with the terms of the Parent Permits, except where the failure to comply with such Parent Permits, individually or in the aggregate, would not materially adversely affect the business or operations of Parent and the Parent Subsidiaries.

(b)       The businesses of Parent and each of the Parent Subsidiaries are conducted in material compliance with all Laws and Orders.  Each of Parent and the Parent Subsidiaries is in compliance in all material respects with its Constituent Documents.  Since January 1, 2009, none of Parent or any of its Subsidiaries has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of Parent and the Parent Subsidiaries.  This section does not relate to environmental matters, which are separately addressed in Section 4.11.

(c)       Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. Since January 1, 2009, Parent has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d)       Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.

(e)       Since January 1, 2009, neither Parent’s outside auditors nor the audit committee of the Board of Directors of Parent has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.11              Environmental Laws and Regulations.

(a)       (i) Parent and each Parent Subsidiary has been, for the past three (3) years, and is, in material compliance with all applicable Environmental Laws and (ii) Parent and each Parent Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.

(b)       Except for matters that have been fully resolved with no further liability or obligation to Parent or any Parent Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by Parent or any Parent Subsidiary.

(c)       No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of Parent, formerly owned, leased, operated or used by Parent or any Parent Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

(d)       During the past three (3) years, Parent and the Parent Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

(e)       There are no material claims pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary by any employees of Parent or any Parent Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with Parent or any Parent Subsidiary.

(f)        Parent and the Parent Subsidiaries are not subject to any Orders imposing any material obligations or liabilities on Parent or any Parent Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.

(g)       There are no former operations of Parent or any Parent Subsidiary, or any former Parent Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to Parent’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against Parent or any Parent Subsidiary.

(h)       The representations and warranties in this Section 4.11 are the exclusive representations and warranties by Parent and each Parent Subsidiary relating to environmental matters.

Section 4.12              Brokers.  No Person other than Morgan Stanley & Co. Incorporated and Rothschild Inc. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.13              Availability of Funds.  Parent has made available to the Company true and complete copies of the commitment letter, dated as of March 2, 2010, between Parent and Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Commitment Letter”), for financing in the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Commitment Letter has not been amended or modified prior to the date of this Agreement, and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.  The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter.  At the Acceptance Time and the Effective Time, subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent and the Company including cash on hand will, in the aggregate, be sufficient for Parent to timely pay the cash portion of the Offer Price and the cash portion of the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement.  Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 4.14              Takeover Statute.  Neither Parent nor Merger Sub is an “interested stockholder” or an “affiliate” of an interested stockholder of the Company (both as defined in Section 3-601 of the MGCL).

Section 4.15              No Other Representations and Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, neither Parent or Merger Sub nor any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                Covenants of the Company.  From the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company or the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date of this Agreement until the earlier to occur of such time as directors elected or designated by Parent pursuant to Section 2.3 constitute at least a majority of the Board of Directors of the Company or the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (other than with respect to subsections (a), (b), (c), (g), (k) or (l)), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)       amend or modify any of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL (solely to the extent, with respect to HATLP, OCOP or PLNL, that the Company or any Company Subsidiary may prevent an amendment or modification to the applicable Constituent Document of HATLP, OCOP or PLNL), other than the amendment of the Company’s bylaws to adopt the bylaws of Merger Sub immediately prior to the Effective Time in accordance with Section 2.9(b);

(b)       (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly owned Company Subsidiaries to the Company, (B) the declaration and payment of regular quarterly cash dividends of $0.10 per share solely for the fiscal quarter ended December 31, 2009 and the fiscal quarter ended March 31, 2010, which shall be paid in accordance with Section 6.19, (C) the payment by the Company of the regular quarterly dividends of $10.625 per outstanding share of Company Series A Preferred Stock on March 15, 2010 to holders of such outstanding shares on such date and (D) regular quarterly cash distributions by TNCLP to holders of its common units and its general partner pursuant to TNCLP’s Constituent Documents as in effect as of the date of this Agreement; (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of shares of Company Common Stock (A) in connection with the vesting of the Company Stock-Based Awards issued prior to the date of this Agreement pursuant to a Company Benefit Plan or (B) upon conversion of shares of Company Series A Preferred Stock on March 15, 2010 pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement; or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Company Benefit Plan as in effect on the date of this Agreement;

(c)       acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;

(d)       sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as would not result in consideration received in excess of $7 million individually or $15 million in the aggregate;

(e)       (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by the Company of indebtedness of wholly owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company, in each case in excess of $5 million individually or $10 million in the aggregate;

(f)        other than as set forth in the Company’s capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company

Subsidiary, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;

(g)       except (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, (iii) as expressly permitted by this Agreement or (iv) solely with respect to (A) below, in the ordinary course of business, (A) amend or otherwise modify in any material respect any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) terminate, establish or enter into any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the foregoing clause (D) shall not restrict the Company and any Company Subsidiary from granting increases in base salary or hourly wage rates to the employees and subject to the parameters set forth on Section 5.1(g) of the Company Disclosure Letter, in the ordinary course of business consistent with policies in effect on the date of this Agreement and in a manner consistent with past practice; provided, further that the foregoing clause (D) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly-hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business and in a manner consistent with past practice, benefits and compensation arrangements (excluding incentive grants or Company Stock-Based Awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly-hired or promoted employees in similar positions or (E) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;

(h)       (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or material litigation (whether or not commenced prior to the date of this Agreement), other than in the ordinary course of business consistent with past practice or the payment, discharge, settlement or satisfaction in accordance with its terms of any liability accrued, reserved, recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;

(i)        except as required by applicable Law or in the ordinary course of business (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;

(j)        other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Company Contract or (ii) enter into any new agreement that would have been considered a

Company Contract if it were entered into at or prior to the date hereof; provided that this Section 5.1(j) shall not apply to the matters contemplated by Section 5.1(g);

(k)       adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(l)        change any method of financial accounting or financial accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

(m)      terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;

(n)       other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of the Company or any Company Subsidiary to any Person other than Parent or its Representatives; or

(o)       authorize, resolve, agree or commit to do any of the foregoing.

Section 5.2                Covenants of Parent.  From the date of this Agreement until the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it and to maintain its current rights and franchises, in each case, consistent with past practice.  In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date of this Agreement until the Effective Time, without the prior written consent of the Company, Parent shall not directly or indirectly:

(a)       amend or modify any of the Constituent Documents of Parent;

(b)       (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of Securities of Parent, other than quarterly dividends consistent with past practice, (ii) split, combine or reclassify any Securities of Parent, (iii) issue, deliver or sell any Securities of Parent, other than (A) the issuance and delivery of shares of Parent Common Stock pursuant to the Offer or (B) pursuant to any Parent benefit plan as in effect on the date of this Agreement; provided that the foregoing clause (iii) shall apply only until the Acceptance Time, or (iv) repurchase, redeem or otherwise acquire any Securities of Parent, other than acquisitions of Securities pursuant to any Parent benefit plan as in effect on the date of this Agreement;

(c)       acquire (or permit any Parent Subsidiary to acquire) by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person, other than acquisitions that would not reasonably be expected to prevent or delay or impede the consummation of the transactions contemplated by this Agreement;

(d)       adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Parent; or

(e)       authorize, resolve, agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                Preparation and Mailing of Post-Effective Amendment and Proxy Statement.

(a)       If the Company Stockholder Approval is required by applicable Law, the Company shall prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a post-effective amendment to the Form S-4 (the “Post-Effective Amendment”) for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement will be included as a prospectus.  The Proxy Statement and the Post-Effective Amendment shall comply as to form in all material respects with applicable U.S. federal securities Laws.  The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to the initial filing with the SEC, and Parent shall provide the Company with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC.  Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing.  The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act.

(b)       Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party copies of any written comments and advise the other Party of any oral comments, with respect to the Post-Effective Amendment or Proxy Statement, as the case may be, received from the SEC.  Each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Proxy Statement, as the case may be, and any communications prior to filing such with the SEC and will promptly provide the other Party with a copy of all such filings and communications made with the SEC.

(c)       If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Proxy Statement so that the Post-Effective Amendment or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

Section 6.2                Company Stockholders Meeting; Recommendation .

(a)       If the Company Stockholder Approval is required by applicable Law, as promptly as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to Section 6.2(b), use best efforts to solicit its stockholders to obtain the Company Stockholder Approval.

(b)       The Board of Directors of the Company shall, subject to this Section 6.2(b), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation and the Company Fairness Opinion in the Proxy Statement.  Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 6.5(a)) (a “Change in Company Recommendation”) except in accordance with Section 6.5(c).

(c)       Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Company Stockholders Meeting, if the Company Stockholder Approval is required by applicable Law, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval.  For the avoidance of doubt, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, no Change in Company Recommendation shall effect the approval by the Board of Directors of the Company of the Merger for purposes of Section 3-106 of the MGCL.

Section 6.3                Access to Information.

(a)       Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, Financing Sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity and (ii) all other information with respect to the Company as Parent may reasonably request; provided, however, that none of Parent, any Parent Subsidiary or any of their respective Representatives shall conduct any environmental sampling or surface or subsurface assessment or investigation; and provided further that the Company may withhold any document or information (i) to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreements), (ii) to the extent that the disclosure thereof would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such document or information (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law) or (iv) to the extent that the disclosure thereof would, in the Company’s reasonable discretion, result in significant antitrust risk.

(b)       All information exchanged pursuant to Section 6.3(a) and all analyses, compilations, computer disks, forecasts, studies, or other documents prepared by Parent, Merger Sub or their respective Representatives that contain or reflect any such information, and any information stored in digital or analog form, whether on electronic or magnetic media, and pictures thereof stored on film or tape or electronically stored (collectively, the “Information”) will be kept confidential and, without the prior written consent of the Company, neither Parent, Merger Sub nor any of their respective Representatives will (expect as provided in this Section 6.3(b)) disclose any Information; provided, however, that Parent and Merger Sub may reveal the Information to their respective Representatives who (a) are acting for Parent or Merger Sub in connection with the transactions contemplated by this Agreement; (b) need to know the Information for such purposes; (c) are informed by Parent of the confidential nature of the Information and (d) agree to act in accordance with the terms of this Section 6.3(b).  If Parent or Merger Sub or any of their respective Representatives are required by Law or in connection with a legal proceeding or legal process to disclose any of the Information, Parent will notify the Company promptly in writing (if not legally prohibited from doing so) so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 6.3(b), and Parent shall reasonably cooperate with the Company, at the Company’s expense, in seeking such protective order or other remedy. If no such protective order or other remedy is obtained, or if the Company does not waive compliance with the applicable terms of this Section 6.3(b), Parent, Merger Sub or their respective Representative required to disclose the Information will disclose only that portion which Parent, Merger Sub or their respective Representative is advised by counsel is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Information as far in advance of its disclosure as reasonably practicable.  This Section 6.3(b) does not apply to such portions of the Information which (i) are or become generally available to the public (other than as a result of a disclosure by Parent, Merger Sub or their respective Representatives in breach of this Section 6.3(b)), (ii) are (as evidenced by written documentation) or become available to Parent, Merger Sub or their respective Representatives on a nonconfidential basis from a source other than the Company or one of its Representatives which, to the knowledge of the receiving party after reasonable inquiry, is not prohibited from disclosing it by a legal, contractual or fiduciary obligation, or (iii) have been independently developed without using, containing or reflecting any information furnished by the Company or its Representatives.

Section 6.4                Efforts; Consents and Approvals.

(a)       Subject to the terms and conditions of this Agreement (including Section 6.2, Section 6.4(b), Section 6.4(c) and Section 6.17), each of Parent and the Company shall cooperate to obtain all consents to the Offer, the Merger and the other transactions contemplated hereby that are contemplated by or identified in this Agreement or the Company Disclosure Letter and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement.

(b)       In furtherance and not in limitation of the other provisions of this Section 6.4, Parent and the Company shall, as promptly as practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control, competition or foreign investment Law approval (including approvals under Foreign Competition Laws) for the Offer and the Merger; provided that each of Parent and the Company shall consult and cooperate with one another in connection with the preparation of any such notices and applications prior to their filing, consistent with applicable Law.  All notices and applications shall be in substantial compliance with the applicable requirements of Foreign Competition Law or U.S. Law, as applicable.  Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under any Foreign Competition Law or U.S. Law, as applicable.  Each of the Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) Business Days after receipt of such inquiry or request, or as otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld.  Any such additional information shall be in substantial compliance with the applicable requirements of any Foreign Competition Law or U.S. Law, as applicable.  Each of the Company and Parent shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the transactions contemplated hereby (including the expected or proposed timing of consummation of the Offer, the Merger or the other transactions contemplated hereby) without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate.  Each of the Company and

Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Foreign Competition Law or U.S. Law.  Each of the Company and Parent agrees not to extend, directly or indirectly, any waiting period under any Foreign Competition Law or U.S. Law or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party.  Each Party shall furnish the other Party’s outside counsel with copies of all correspondence, filings and written communications between such Party or any of its Subsidiaries, Affiliates or Representatives and any Governmental Entity or its respective staff with respect to this Agreement, the Offer, the Merger or the transactions contemplated hereby.

(c)       Without limiting the generality of each Party’s obligations pursuant to Section 6.4(b), each of the Company and Parent shall use its best efforts to obtain, as promptly as practicable, any clearance required under any Foreign Competition Law or U.S. Law, as applicable, for the consummation of the Offer and the Merger, including, in the case of Parent, by (i) selling, holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, to conduct its business in a specified manner (each a “Divestiture Action”).  Notwithstanding anything to the contrary contained herein, in no event shall Parent be required to agree, pursuant to any Divestiture Action, to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent (without giving effect to clause (viii) of the definition thereof).  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition, antitrust, foreign investment or other Law, or if any Law is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Parent shall use its best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit prompt consummation of the transactions contemplated by this Agreement, including by taking any Divestiture Action.

Section 6.5                     No Solicitation.

(a)       The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly facilitate or encourage (it being understood that providing information in the ordinary course of business consistent with past practice to categories of Persons to whom the Company routinely provides such information in the ordinary course of business consistent with past practice will not, in and of itself, constitute encouragement hereunder) any inquiry or the making of any proposal that constitutes a Takeover Proposal or (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal (and shall not waive or otherwise modify any existing standstill provision or confidentiality agreement that benefits the Company) and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of any confidential information previously furnished to such Person in connection therewith. Notwithstanding the foregoing, prior to the Acceptance Time, the Company and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement and that (1) constitutes a Superior Proposal or (2) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to: (A) provide access to non-public information to the Person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the provisions of Section 6.3(b); provided that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (B) participate in discussions or negotiations with respect to such Takeover Proposal with the Person making such Takeover Proposal.

(b)       From and after the date of this Agreement, as promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within two (2) Business Days after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.

(c)       At any time prior to the Acceptance Time, the Board of Directors of the Company may (i) effect a Change in Company Recommendation; provided that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law, and (ii) in response to a Superior Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination, upon payment of the Termination Fee and the Parent Reimbursement Fee pursuant to Section 8.2(b)(i), enter into a definitive agreement with respect to such Superior Proposal.  Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate this Agreement pursuant hereto unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent advising Parent that the Board of Directors of the Company intends to (x) effect a Change in Company Recommendation (a “Notice of Change in Company Recommendation”) which notice shall contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate this Agreement pursuant to this Section 6.5(c) in response to a Superior Proposal (a “Notice of Superior Proposal”) which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior Proposal) and (B) Parent does not make, within five (5) Business Days after receipt of such Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be (it being understood and agreed that, with respect to a Notice of Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period), a proposal that would, in the good faith determination of the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect a Change in Company Recommendation, in the case of a Notice of Change in Company Recommendation, or be at least as favorable to the stockholders of the Company as such Superior Proposal, in the case of a Notice of Superior Proposal.  The Company agrees that, during the five (5) Business Day period after Parent’s receipt of a Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.

(d)                     Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to stockholders of the Company that is required by applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2 and, to the extent applicable, Section 6.5(c).

Section 6.6                                                Employee Matters.

(a)                      From the Acceptance Time through no earlier than December 31 of the calendar year following the calendar year in which the Closing Date occurs (the “Continuation Period”), the Company or, if after the Effective Time, the Surviving Corporation shall cause each individual who is employed by the Company and any Company Subsidiary immediately before the Acceptance Time (each, a “Continuing Employee”) to be provided with (i) base compensation and bonus or incentive opportunities that are no less favorable in the aggregate than the base compensation and bonus or incentive opportunities (including value attributable to equity-based compensation) provided to such Continuing Employee immediately prior to the Acceptance Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Acceptance Time.  Except to the extent necessary to avoid the duplication of benefits, the Company or, if after the Effective Time, the Surviving Corporation shall recognize the service of each Continuing Employee prior to the Acceptance Time as if such service had been performed with Parent or its Affiliates (A) for all purposes under the Company Benefit Plans maintained by the Company or the Surviving Corporation or their respective Affiliates after the Acceptance Time (to the extent such plans, programs or agreements are provided to Continuing Employees), (B) for purposes of eligibility and vesting under any employee benefit plans and programs of the Company or the Surviving Corporation or their respective ERISA Affiliates other than the Company Benefit Plans (the

“Surviving Corporation Plans”) in which the Continuing Employee participates after the Acceptance Time and (C) for purposes of determination of benefit accruals and benefit levels with respect to vacation, paid time off and severance under any Surviving Corporation Plan in which the Continuing Employee participates after the Acceptance Time (excluding, for the avoidance of doubt, benefit accrual under any defined benefit pension plans and non-qualified retirement plans), in each case to the same extent such Continuing Employee’s service was recognized by the Company and the Company Subsidiaries under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately before the Acceptance Time.  In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately before the Acceptance Time.  For the avoidance of doubt, following the Acceptance Time, neither the Company nor the Surviving Corporation shall have any obligation to grant equity awards to the Continuing Employees.

(b)                     With respect to any welfare plan maintained by the Company or the Surviving Corporation or their respective Affiliates in which Continuing Employees are eligible to participate after the Acceptance Time, the Company, the Surviving Corporation and their respective Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Acceptance Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan and to the same extent such credit was provided to him or her under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Acceptance Time, in each case without duplication of benefits.

(c)                      Without limiting the generality of Section 6.6(a), from and after the Acceptance Time, the Company, the Surviving Corporation and their respective Affiliates shall assume, honor and continue during the Continuation Period, or if sooner, until all obligations thereunder have been satisfied, all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Continuing Employee) maintained by the Company or any Company Subsidiary, in each case as in effect at the Acceptance Time and as set forth on Section 6.6(c) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) as in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP or (iii) as expressly permitted by this Agreement.

(d)                     Without limiting the generality of Section 6.6(a), with respect to the annual performance period in which the Acceptance Time occurs, the Company, the Surviving

Corporation and their respective Affiliates shall (i) honor and continue in all material respects the Company Benefit Plans that are cash incentive compensation plans maintained by the Company and any Company Subsidiary at the Acceptance Time, as set forth on Section 6.6(d) of the Company Disclosure Letter (the “Incentive Plans”), pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Acceptance Time with respect to the annual performance period thereunder commencing prior to and ending after the Acceptance Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Acceptance Time, make payments to the Continuing Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Acceptance Time (subject to any plan provision requiring an employee to remain continuously employed following the end of the relevant performance period and up to the date that payments under the applicable Incentive Plan are made) and (iii) provide any Continuing Employee whose employment is terminated at or after the Acceptance Time by the Company, Parent, the Surviving Corporation or their respective Subsidiaries without “Cause” (as such term is defined in Section 6.6(d) of the Company Disclosure Letter) prior to the time at which such payments are made with an amount in cash as described on Section 6.6(d) of the Company Disclosure Letter, prorated to reflect the portion of such annual performance period that elapsed prior to such termination (if such termination occurs prior to the end of such performance period), payable at the same time such bonus (if any) would have been paid had such termination not occurred (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations).

(e)                      Without limiting the generality of Section 6.6(a), during the Continuation Period, if the Company, the Surviving Corporation and their respective Affiliates terminate the employment of any Continuing Employee (other than any employee who is party to a Company Benefit Plan that is an employment, change in control, severance or other individual agreement) other than for “Cause” (as such term is defined in Section 6.6(d) of the Company Disclosure Letter), the Company, the Surviving Corporation and their respective Affiliates shall pay to such Continuing Employee severance in an amount equal to the greater of (i) the severance benefits due under the applicable severance plan, policy or guidelines of the Company, the Surviving Corporation and their respective Affiliates then in effect for similarly situated employees of the Company, the Surviving Corporation and their respective Affiliates, and (ii) the severance benefits that would have been due under the applicable severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Acceptance Time.  Without limiting the generality of Section 6.6(a), the level of severance benefits a terminated Continuing Employee is entitled to receive pursuant to clauses (i) and (ii) of the preceding sentence shall be determined by taking into account such employee’s service with the Company and any Company Subsidiary (and any predecessor) prior to the Acceptance Time (to the same extent such service would have been recognized under the severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Acceptance Time) and such employee’s service with the Company, the Surviving Corporation and their respective Affiliates on and after the Acceptance Time.

(f)                        Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this

Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acceptance Time or (iii) shall create any third party beneficiary or other right (x) in any other Person, including any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Company or any of their respective Affiliates.

(g)                     All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the expiration date of the Offer, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) not be calculated based on the number of shares of Company Common Stock tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation Committee of the Company Board of Directors) shall take such steps as may be required so that, prior to the expiration date of the Offer: (i) the adoption, approval, amendment or modification of each Change in Control Arrangement (as defined below) shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall be satisfied with respect to each such Change in Control Arrangement, and any amendment or modification thereof, as a result of the taking by the Company Board of Directors, the Compensation Committee of the Company Board of Directors or its independent directors prior to the expiration date of the Offer of all necessary actions.  “Change in Control Arrangement” shall mean each employment compensation, severance and other employee benefit plan, contract or arrangement of the Company or any of its Subsidiaries pursuant to which any holder of Company Common Stock could become entitled to (A) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the obtaining of the Company Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in combination with any other event), or (B) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

Section 6.7                                                Fees and Expenses.  Whether or not the Offer or the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 6.8                                                Directors’ and Officers’ Indemnification and Insurance.

(a)                      From and after the Acceptance Time, Parent shall cause the Company and if after the Effective Time the Surviving Corporation to the greatest extent permitted by Law (a) to indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses (without requiring a preliminary determination as to the ultimate entitlement to indemnification) to, all past and present directors and officers of the Company (in all of their capacities) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (b) to honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents and indemnification agreements immediately prior to the Acceptance Time.

(b)                     From and after the Acceptance Time, Parent shall cause the Company and if after the Effective Time the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company; provided that the Company and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Company or the Surviving Corporation be required to expend in any one (1) year more than three hundred percent (300%) of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Acceptance Time (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company and the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Alternatively, prior to the Acceptance Time, either Parent or, if Parent does not do so prior to three (3) Business Days prior to the Acceptance Time, the Company may purchase a six-year prepaid “tail” policy containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured than the D & O Insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Acceptance Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall any policy require payment of aggregate premiums for such insurance in excess of the aggregate Maximum Annual Premium for such six-year period.  If such prepaid “tail” policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.

(c)                      The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8).

Section 6.9                                                Public Announcements.  Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.

Section 6.10                                          Notice of Certain Events.  Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely, (i) in the case of the Company, to result in the existence of the events or conditions set forth in subparagraphs (b) and (c) of Annex I or (ii), in the case of Parent, to result in the existence of the events or conditions set forth in the paragraph immediately following Section 8.1(d)(i).

Section 6.11                                          Listing of Shares of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and Merger to be approved for listing on the NYSE prior to the Acceptance Time.

Section 6.12                                          Section 16 of the Exchange Act.  Prior to the Effective Time, the Company shall take all reasonable actions intended to cause any dispositions of shares of Company Common Stock in the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.13                                          State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use their reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.14                                          Stockholder Litigation.  Each of the Company and Parent shall promptly advise the other Party orally and in writing of any litigation brought by any stockholder of the Company or Parent against the Company or Parent and/or their respective directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Offer and the Merger, and shall keep the other Party fully informed regarding any such litigation.  Each of the Company and Parent shall give the other Party the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld or delayed).

Section 6.15                                          Transfer Taxes.  If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall, except as provided in Section 2.1(e) and Section 2.14(c), be paid by Parent.

Section 6.16                                          Accountant’s Letters.  Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other Party (and, in the case of the Form S-4, to the dealer-managers named therein) letters from their respective independent accountants, one letter dated as of the date the Form S-4 is declared effective (and one dated as of the date the Post-Effective Amendment is declared effective if the Post-Effective Amendment is required) and one dated approximately as of the date of the Acceptance Time (and one dated as of the Closing Date if the Post-Effective Amendment is required), in form and substance reasonably satisfactory to the other Party (and in the case of the Form S-4, to the dealer-mangers named therein) and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 and the Post-Effective Amendment, if required; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to the Offer or the Merger.

Section 6.17                                          Financing.

(a)                      Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Parent in the Commitment Letter that are within its control and comply with its obligations thereunder, and (iv) consummate the Financing no later than the Acceptance Time.  Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not prevent or impede or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and shall be subject to Section 6.23.  If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to fund the cash portion of the Offer Price or the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement, Parent shall use its best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions no less favorable to Parent and the

Company than those in the Commitment Letter as promptly as practicable following the occurrence of such event.

(b)                     In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.17(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, in each case to the extent permitted pursuant to Section 6.17(a), each of Parent and the Company shall comply with its covenants set forth herein with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

Section 6.18                                          Assistance with Financing.

(a)                      In order to assist Parent in any way necessary, proper or advisable in connection with Parent’s arrangement of the Financing, the Company shall, and shall cause each of its Subsidiaries to, at the expense of Parent, provide such assistance and cooperation as Parent, Merger Sub and their Affiliates may reasonably request in connection with the arrangement of the Financing and the satisfaction, on a timely basis, of all conditions applicable to Parent and Merger Sub (or its or their Affiliates) in any definitive documents relating thereto including, (i) furnishing to Parent and its Representatives, to the extent reasonably available, pertinent information with respect to the Company and its Subsidiaries (or, to the extent required and reasonably available to it, GrowHow, HATLP, OCOP or PLNL) and their respective operations to be included in any prospectus, offering memorandum, rating agency presentations, bank book, information memorandum, lender presentation or similar document or marketing material (including historical financial statements prepared in accordance with GAAP and projected financial statements of the Company for inclusion in any such document, the “Required Information”), and assisting in the preparation of such documents (including the preparation of any pro forma financial information required to be included in any such document) and cooperating with and attending a reasonable number of meetings with prospective investors or lenders, (ii) requesting its independent accountants to provide reasonable assistance to Parent or Merger Sub consistent with their customary practice (including to provide consent to Parent or Merger Sub to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in each case on customary terms and consistent with their customary practice in connection with the Financing), (iii) providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence and (iv) providing all required information reasonably available to it relating to any indebtedness of the Company or its Subsidiaries whose terms require or permit it to be declared due and payable, or provide that it becomes automatically due and payable, prior to its stated maturity as a result of, or in connection with, the Offer or the Merger.  The Company will use its reasonable best efforts to update the Required Information from time to time as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

(b)                     In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time.  The requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company.

(c)                      Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and its and their directors, officers, employees and agents from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the Company’s or its Subsidiaries’ or other Representatives’ willful misconduct or gross negligence.

Section 6.19                                          Dividend Matters.  If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company’s stockholders for the quarter ended prior to the quarter in which the Effective Time occurs (the “Final Full Quarterly Dividend”), and the Effective Time occurs prior to the payment date for the Final Full Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Full Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.

Section 6.20                                          No Financing Condition.  For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is not conditioned upon the consummation of the Financing and, accordingly, the Parties agree that a failure of Parent and Merger Sub to close the transactions contemplated by this Agreement resulting from a failure or inability to consummate the Financing constitutes a breach for purposes of this Agreement.

Section 6.21                                          Parent’s Vote at Company Stockholders Meeting.  If the Company Stockholder Approval is required by applicable Law, Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger at the Company Stockholders Meeting.

Section 6.22                                          Payment of Termination Fee.  Concurrently with the termination by the Company of the Yara Merger Agreement in accordance with its terms, Parent (on behalf of the Company) shall have paid in full the Yara Termination Fee.

Section 6.23                                          No Parent Shareholder Approval.  Parent shall not take any action that would, or would reasonably be expected to, result in the holders of any class or series of Securities of Parent having a right to approve the Offer or the Merger or the issuance of Parent Common Stock pursuant thereto, or the Financing.

Section 6.24                                          Merger Sub and Surviving Corporation Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                                Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver by it, on or prior to, but in any event as of, the Closing Date, of the following conditions:

(a)                      To the extent required by applicable Law, the Company shall have obtained the Company Stockholder Approval.

(b)                     No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).

(c)                      If the Company Stockholder Approval is required by applicable Law, the Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)                     Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1                Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, to the extent required by applicable Law:

(a)                      by mutual written consent of Parent and the Company;

(b)                     by either Parent or the Company, if:

(i)             the Offer shall not have been consummated by July 31, 2010 (the “Walk-Away Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by the Walk-Away Date;

(ii)          any Restraint having any of the effects set forth in Section 7.1(b) (or having the effect of making the Offer illegal or otherwise prohibiting consummation of the Offer or the transactions contemplated by this

Agreement) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its best efforts to remove such Restraint as required by Section 6.4; or

(iii)                     the Offer shall have expired or been terminated without any shares of Company Common Stock being purchased therein as a result of the failure to satisfy the Minimum Condition; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by such date, as applicable;

(c)                      by Parent prior to the Acceptance Time:

(i)                           if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or is not cured by the earlier of (x) forty (40) Business Days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date and (B) would result in the existence of any event or condition set forth in subparagraph (b) or subparagraph (c) of Annex I, as the case may be;

(ii)                        if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Schedule 14D-9, (B) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation (provided Parent exercises such termination right within ten (10) Business Days of such failure) or (C) effect a Change in Company Recommendation; or

(iii)                     if the Company or any Company Subsidiary or its or their respective Representatives, directly or indirectly, shall have materially breached any of their obligations under Section 6.5;

(d)                     by the Company prior to the Acceptance Time:

(i)                           if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or is not cured by the earlier of (x) forty (40) Business Days following written notice to Parent by the Company of such breach or (y) the Walk-Away Date and (B) would result in the existence of any of the events or conditions set forth in the immediately following paragraph.

The Company shall be entitled to deliver a written notice to Parent (a “Section 8.1(d) Notice”) if:  (1) the representations and warranties of Parent and Merger Sub in Section 4.8(b) of this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time, (2) the representations and warranties of Parent and Merger Sub contained in Section 4.2 and Section 4.3 of this Agreement shall not be true and correct in all material respects as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), (3) all other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of immediately prior to the Acceptance Time as though made immediately prior to the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent or (4) each of Parent and Merger Sub shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time; or

(ii)                        in accordance with the terms and subject to the conditions of Section 6.5(c).

Section 8.2                     Effect of Termination.

(a)                      In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.1(c), this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement, and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including, in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including lost stockholder premium and any relevant breaches by the Company.

(b)                     In the event that:

(i)                           this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall (1) pay to Parent the Termination Fee and (2) reimburse Parent for the payment of the Yara Termination Fee, to the extent paid by Parent (the “Parent Reimbursement Fee”).  The Company shall pay such Termination Fee and such Parent Reimbursement Fee by wire transfer of immediately available funds by the second (2nd) Business Day following such termination in the case of the termination of this Agreement pursuant to Section 8.1(c)(ii), or concurrently with such termination in the case of the termination of this Agreement pursuant to Section 8.1(d)(ii);

(ii)                        this Agreement is terminated pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Parent Reimbursement Fee by the second (2nd) Business Day following such termination;

(iii)                     this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i) (as a result of a breach by the Company of any of its covenants contained in this Agreement) or Section 8.1(c)(iii) and within six (6) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee and, to the extent not previously paid, the Parent Reimbursement Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%);

(iv)                    this Agreement is terminated pursuant to Section 8.1(b)(i) (provided that at the time of such termination, none of the events or conditions set forth in subsections (ii), (iii) or (iv) of the first paragraph of Annex I or subparagraph (a) of Annex I shall exist), Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iii) and (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced and not subsequently withdrawn (or any Person shall have publicly announced or publicly communicated an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within eighteen (18) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee and, to the extent not previously paid, the Parent Reimbursement Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iv), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or

(v)                       this Agreement is terminated pursuant to Section 8.1(b)(i) (and at the time of such termination, any of the events or conditions set forth in subsections (ii), (iii) or (iv) of the first paragraph of Annex I or subparagraph (a) of Annex I shall exist) or Section 8.1(b)(ii) (other than due to a Restraint that results primarily from any breach or violation by the Company, any Company Subsidiary, any Affiliate of the Company or any of their respective Representatives of this Agreement, any obligation to, or right of, any third-party or any Law), then Parent shall pay to the Company the Termination Fee.  Parent shall pay such Termination Fee by wire transfer of immediately available funds concurrently with such termination, in the case of a termination by Parent, or by the second (2nd) Business Day following such termination, in the case of a termination by the Company.

(c)                      Each Party agrees that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the nonpaying Party for such amounts, the nonpaying Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.

Section 9.2                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

CF Industries Holdings, Inc.

4 Parkway North, Suite 400

Deerfield, IL 60015

Telecopier: (847) 267-1004
Attention:  Douglas C. Barnard, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Telecopier: (312) 407-0411
Attention:	Brian W. Duwe, Esq.
Richard C. Witzel, Jr., Esq.

If to the Company, to:

Terra Industries Inc.

Terra Centre

600 Fourth Street

P.O. Box 6000

Sioux City, IA 51102-6000
Telecopier:  (712) 233-5586
Attention:  John W. Huey, Esq.

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019
Telecopier:  (212) 474-3700

Attention:	Faiza J. Saeed, Esq.
Thomas E. Dunn, Esq.

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY 10019
Telecopier:  (212) 403-2000
Attention:  David C. Karp, Esq.

Section 9.3                Interpretation.  When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or an Annex or a Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  The words “hereby,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.4                Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

Section 9.5                Entire Agreement; Third Party Beneficiaries.

(a)                      This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Annex hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)                     This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of ARTICLE II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates.

Section 9.6                Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7                Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.8                Amendment.  Subject to Section 2.3(c), this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, to the extent such approval is required by applicable Law, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9                Extension; Waiver.  Subject to Section 2.3(c), at any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10                                          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)                      The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware, the Delaware Court of Chancery and any such other court, the “Delaware Courts”) in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Company hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Delaware Courts; provided that if, after commencement of any such suit, any Financing Source timely files an objection in the Delaware Court to jurisdiction (other than as to service of process), the Company may bring or support an action, cause of action, claim, cross-claim or third-party claim, against only such Financing Source, in any court that has jurisdiction over such Financing Source. The Parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE

EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT FOR SUCH PROVISIONS WHERE THE MGCL IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MGCL; PROVIDED, HOWEVER, THAT THE MGCL SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF THE COMPANY AND THE BOARD OF DIRECTORS OF THE COMPANY.

(c)                      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11              Specific Enforcement.  The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The right for specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  If, prior to the Walk-Away Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Walk-Away Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Stephen R. Wilson
Name:	Stephen R. Wilson
Title:	Chairman, President and Chief Executive Officer

COMPOSITE MERGER CORPORATION

By:	/s/ Stephen R. Wilson
Name:	Stephen R. Wilson
Title:	Chairman and President

TERRA INDUSTRIES INC.

By:
Name:
Title:

ANNEX I
CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Merger Sub’s rights and obligations to extend and amend the Offer pursuant to the provisions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered shares of Company Common Stock if (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period (including any extensions thereof) applicable to the Offer and the Merger under the Competition Act (Canada), as amended, or any no-close period (including any extensions thereof) applicable to the Offer and the Merger under the Canadian Transportation Act, as amended, shall not have expired or been terminated, (iii) the Form S-4 shall have not been declared effective by the SEC under the Securities Act or any stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC or any proceedings for that purpose shall have been initiated or threatened by the SEC (the “Registration Condition”), (iv) the shares of Parent Common Stock to be issued in the Offer and the Merger and such other shares to be reserved for issuance in connection with the Offer and the Merger shall not have been approved for listing on the NYSE (subject to official notice of issuance) (the “Listing Condition”) or (v) at any time after the date of this Agreement and before the Acceptance Time, any of the following events shall occur and be continuing:

(a)                      any Law shall have been adopted or promulgated, or any temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the transactions contemplated by this Agreement;

(b)                     (i) the representations and warranties of the Company contained in Section 3.10(c) of this Agreement shall not be true and correct in all respects as of the date of this Agreement or as of the Acceptance Time as though made at the Acceptance Time, (ii) the representations and warranties contained in Section 3.3 (other than the last sentence of Section 3.3(c) and Section 3.3(e)), Section 3.4 and Section 3.5 shall not be true and correct in all material respects as of the date of this Agreement or as of the Acceptance Time as though made at the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date) or (iii) all other representations and warranties of the Company set forth in ARTICLE III of this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement or as of the Acceptance Time as though made on and as of the Acceptance Time (other than representations and warranties that by their terms speak as of another date, which shall not be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on the Company;

(c)                      the Company shall not have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Acceptance Time;

(d)                     the Preferred Stock Conversion shall not have been consummated or any Company Series A Preferred Stock shall be outstanding or

(e)                      this Agreement shall have been terminated in accordance with its terms.

Immediately prior to the expiration of the Offer, the Company shall deliver to Parent and Merger Sub a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that the conditions set forth in paragraphs (b) and (c) in this Annex I are satisfied as of such time and date.

Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time.  The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex I is annexed.